Exhibit 1.01

MOTORCAR PARTS OF AMERICA, INC.
Conflict Minerals Report
For The Year Ended December 31, 2018

This Conflict Minerals Report for Motorcar Parts of America, Inc. and its subsidiaries (the “Company,” “MPA,” “we,” or “us”) covers the reporting period from January 1, 2018 to December 31, 2018, and is presented in accordance with the Securities Exchange Act of 1934, Rule 13p-1 (the “Rule”) and the requirements of Form SD.

The Rule implements reporting and disclosure requirements as directed by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Act”) related to conflict minerals (as defined in the Act). The Rule imposes certain reporting obligations on SEC registrants whose products contain conflict minerals which are necessary to the functionality or production of their products.

This Conflict Minerals Report is filed as Exhibit 1.01 to our Specialized Disclosure Report on Form SD and is also posted on the MPA Corporate website under Governance.

1.	Introduction

MPA is a leading manufacturer, remanufacturer, and distributor of aftermarket automotive parts for import and domestic cars, light trucks, heavy duty, agricultural and industrial applications. Our products include (i) rotating electrical products such as alternators and starters, (ii) wheel hub assemblies and bearings, (iii) brake master cylinders, and (iv) other products which include turbochargers and brake power boosters.

Our supply chain consists of many tiers. First tier suppliers are those suppliers with whom we have a direct business relationship.  There may be several tiers in the supply chain between our first tier suppliers and a mine.

1.1.	Applicability

To determine if we manufacture or contract to manufacture products that may contain Tin, Tantalum, Tungsten or Gold (3TG or “conflict minerals”), we identified first tier (i.e., direct) suppliers who might use conflict minerals in their products.  We spoke with our product engineers and/or used the International Material Data System (IMDS) database, as applicable.  IMDS is the automotive industry’s material data system.  It is a computer-based data system used primarily by automakers and Original Equipment Manufacturers (OEM) to manage regulatory material compliance of vehicles and vehicle parts.

Based on this internal assessment of our product materials, we concluded that Tin, Tantalum, and/or Gold may be present in some of the products we manufacture (or remanufacture), or contract to manufacture, and may be necessary to their functionality. Applicable products include rectifiers, regulators, and solenoids.  Conflict minerals are present in very small quantities, with Tin being the conflict mineral included in more products than any other.   Solenoids contain a combined average weight of < 0.01% Tin.  Rectifiers, including assemblies and capacitors, contain a combined average weight of approximately 0.5% Tin.  Regulators contain a combined average weight of < 1% Tin, and traces of Gold (combined average weight of <0.01%).  Regulator Assemblies have a combined average weight of 2.4% of Tin, and only traces of Gold (combined average weight of <0.01%). Regulator Assemblies also contain a trace combined average amount of Tantalum, with reported weight of <0.01%.

The rectifiers, regulators, and solenoids we purchase are not specially manufactured to our specifications, but rather purchased as stock items.  Often Tin, a conflict mineral, is a component of these purchased items, and sometimes Tantalum and Gold may be included.  In our experience, the most common place where the conflict mineral appears is in the solder, which makes up a very small portion of the product.

2.	Reasonable Country of Origin Inquiry

MPA performed an internal assessment of its supply chain to identify those suppliers of products that contain or may contain conflict minerals.  Although many of our suppliers and their sub-tier suppliers are not directly subject to the same conflict mineral laws and regulations, we nevertheless surveyed these suppliers with the expectation that they would in turn survey their direct suppliers, and so on, all the way down through the manufacturing supply chain to the processing facilities and mines.  We did this to determine whether any of the necessary conflict minerals in our products originated in the Democratic Republic of Congo (DRC) or an adjoining country (as defined in the Act), or were from recycled or scrap sources.  We identified 22 first tier suppliers of rectifiers, regulators, and solenoids.

As a result of these efforts, MPA concluded that it is possible that some of the 3TG in products we manufacture, remanufacture, or contract to manufacture could originate from Covered Countries.    Pursuant to the Rule, MPA therefore undertook due diligence measures on the source and chain of custody of these conflict minerals.

3.	Due Diligence

Our due diligence measures have been designed to conform, in all material respects, to the framework provided by the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (OECD Guidance) and the related supplements for Tin, Tantalum, and Gold.   We performed due diligence measures relevant to the reporting period, including the actions described below, which are presented in alignment with the five steps of the OECD Guidance.

3.1.	OECD Step 1—Establish Strong Company Management Systems.

3.1.1.	Adopt a Policy Statement. Our Board of Directors adopted a Policy Statement on Conflict Minerals (“Conflict Minerals Policy”), which is posted on the Company’s website.

3.1.2.	Structure Internal Management Systems to Support Due Diligence Efforts.

3.1.2.1.
Maintain a Conflict Minerals Team.  The conflict minerals team (team) is sponsored by our SVP Operations RE/Supply Chain RE, and includes representatives from our purchasing, engineering, quality control, and legal departments.  The team monitors compliance with the Conflict Minerals Policy by the Company and our suppliers, and reports on program activities to executive management and the Audit Committee of our Board of Directors.

3.1.2.2.
Engage Industry Members.  Due to our position in the supply chain and limited insight into and lack of leverage over the deeper levels of the supply chain, we engage and actively cooperate with other industry members via our participation in the Automotive Industry Action Group (AIAG).  We use the tools and programs developed by the Responsible Minerals Initiative (RMI), especially the Conflict Minerals Reporting Template (CMRT) and the Responsible Minerals Initiative Program (RMIP).  We also use the AIAG CM-3 Guide for Conflict Minerals Reporting to the Automotive Industry, 4.2 Edition (AIAG Guide for Reporting).

3.1.3.	Provide Awareness Letters and Offer Training.

3.1.3.1.
Provide Awareness Letters.  We provided direct suppliers awareness letters that communicated our Conflict Minerals Policy and expectations to comply with the requirements of the Act.  We did this to highlight the importance of a conflict-free supply chain.

3.1.3.2.
Offer Training.  We offered to conduct or arrange for training of Company and supplier personnel concerning requirements or expectations pertaining to conflict minerals.  Focus areas of offered training included completion of the CMRT, the importance of engaging the complete supply chain, and providing responses in a timely manner.

3.1.4.
Establish Grievance Mechanism. We maintained a company ethics reporting process that is available internally and externally to report concerns, including those related to conflict minerals.  Guidance for using the ethics reporting process is included in our Code of Business Conduct and Ethics available on our website under Investors / Governance.

3.1.5.
Report Findings to Senior Management.  We periodically reported information on the status of our conflict minerals program, including the source of conflict minerals in our supply chain to senior management and the Audit Committee of our Board of Directors.

3.2.	OECD Step 2—Identify and Assess Risk in the Supply Chain.

3.2.1.
Identify Risk in the Supply Chain. To identify risk in our supply chain, we required our direct suppliers to provide supply chain information using the CMRT on the necessary conflict minerals in their supply chain. We also asked our direct suppliers to confirm in a separate letter that the supplier has completed the CMRT to the “best of its knowledge and in good faith”, including obtaining such CMRTs from its sub-tier suppliers.

3.2.2.	Assess Risk in the Supply Chain.

3.2.2.1.
Assess Product Reporting Risk.  For most of our suppliers, we purchase only a few of the products they manufacture or contract to manufacture.  As such, we recognize there is a risk that we can receive information on smelters or refiners in company-wide CMRTs that include many smelters and refiners that are not in the supply chain for the products we manufacture or contract to manufacture.  This presents a risk of compiling inaccurate information on the Tin, Tantalum, and Gold smelters and refiners in our supply chain.  We requested that suppliers provide us with a CMRT that included only the products we purchase, or some other user-defined scope that reduces the likelihood and extent of irrelevant or inaccurate smelters and refiner information.

3.2.2.2.
Assess Smelters and Refiners Reporting Risk.  Upon receipt of a CMRT from a supplier, we reviewed the responses for completeness, logic, and reasonableness.  For example, we checked suppliers’ CMRTs to make sure they had included smelters or refiners for the conflict minerals we know to be in the products we purchase from them.  We evaluated suppliers’ responses against the AIAG Guide for Reporting criteria.  In accordance with these criteria, we requested additional information for suppliers’ responses considered incomplete, inconsistent, or nonresponsive, with the goal of obtaining a complete list of all processing facilities and mines, inclusive of their countries or location of origin.

3.2.2.3.
Assess Supply Chain Reporting Risk.  We recognize that a company’s awareness of the conflict minerals issue, and a commitment to a conflict-free supply chain are components of our ability to obtain meaningful information, and to pursue a conflict-free supply chain.  As a mechanism to identify and assess the risk of lack of awareness or inattention to conflict minerals, we checked the websites for many of our key suppliers to determine if they have conflict minerals policies.  We reviewed these policies to check whether they require their own suppliers to pursue conflict-free suppliers for 3TG, and/ or whether they have implemented due diligence on the sourcing of their 3TG.

3.2.2.4.
Assess Conflict Free Status Reporting Risk.  The Company continued to receive supply chain responses through February 28, 2019.  We compared the supplier’s list of smelters or refiners with those on the RMI Responsible Minerals Initiative list; we did this because the list not only indicates the smelter’s conflict-free status, but also confirms that the entity is a valid smelter.

3.3.	OECD Step 3—Design and Implement a Strategy to Respond to Identified Risks

3.3.1.
Design Supplier Risk Management Strategy. Our approach to mitigating risk has included efforts to obtain more complete, accurate, and relevant information on the sources and conflict-free status of Tin, Tantalum and Gold smelters and refiners in our supply chain.  As we have reviewed and assessed the information provided by our suppliers, we have noted that some suppliers may have facilities in their supply chains that are metal processing facilities, or other facilities not yet confirmed as being legitimate smelters or refiners, or other facilities not taking sufficient steps towards becoming validated as conflict-free.  We recognize that we have several options to mitigate risk, including:

3.3.1.1.	Continue to work with these suppliers (and, by extension, the identified facilities that could pose risk);

3.3.1.2.	Temporarily suspend trade with these suppliers while pursuing risk mitigation (and, by extension, the identified facilities that could pose risk); or

3.3.1.3.	Disengage from these suppliers (and, by extension, the identified facilities that could pose risk).

3.3.2.
Implement Supplier Risk Management Strategy. During the reporting period, we communicated with some suppliers to encourage additional efforts to ensure that Tin, Tantalum, and Gold in their supply chains are sourced from smelters and refiners on the RMI Conflict Free Smelters Program list.  We have not temporarily suspended trade or disengaged with any suppliers.

3.4.
OECD Step 4—Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices.  We do not have a direct relationship with Tin, Tantalum, or Gold processing facilities.  We do not perform direct audits of smelters or refiners of Tin, Tantalum, or Gold.  We rely on audits conducted under the auspices of the Responsible Minerals Initiative (RMI) - and of entities the RMI collaborates with, including the London Bullion Marketing Association (LBMA) and the Responsible Jewellery Council (RJC), for publicly-available information regarding conflict-free sourcing at the smelter and refinery level.

3.5.	OECD Step 5—Report Annually on Supply Chain Due Diligence. We file a Form SD and Conflict Minerals Report (if necessary) with the SEC on an annual basis, as required.

4.	Results of Due Diligence

For 2018, we received responses from 100% of the direct suppliers surveyed.  Our suppliers reported a total of 188 smelters or refiners (or processing facilities) for Tin, Tantalum or Gold. This included 76 smelters for Tin, 8 smelters for Tantalum, and 104 refiners for Gold.

Of the 188 unique smelters or refiners, 179 of them are listed as being “Conflict Free” on the RMI Responsible Minerals Initiative list at March 15, 2019 for Tin, Tantalum and Gold.  Four smelters or refiners for Tin and Gold are in the process of being validated as conflict-free and currently considered “active”.  We have not been able to ascertain the conflict-free status of the remaining five smelters or refiners. Of the five considered as “neither” CF or “active”, four are Tin smelters with two located in China, one in Brazil and one in Indonesia.  One smelter is for Gold, and located in the United States of America.  Of the five, none are located in the Democratic Republic of Congo, and the status of the five is “neither” CF or “active” smelters. Moreover, 54% of our suppliers’ responses have provided smelter and refiner information at a company level.  Because we purchase only a very few products from the range of items they manufacture, we are not able to determine the source of Tin, Tantalum, or Gold in the products we purchase from these suppliers.

5.	Conclusions

Based on our efforts, we are unable to determine origin of all of the Tin, Tantalum, and Gold used in Company Products.  Despite our efforts regarding RCOI and due diligence, we are unable to conclude with certainty the origin of the conflict minerals contained in the products we manufacture, remanufacture, and contract to manufacture, or procure via distributors.  We have not concluded that we manufacture or contract to manufacture products that are DRC Conflict Free.  Accordingly, we are not required by the Rule to obtain, and have not obtained, an independent private sector audit.

6.	Forward Looking Statements

Forward Looking Statements.  This Report contains forward-looking statements regarding our business, products, and conflict minerals efforts, including steps we intend to take to mitigate the risk that conflict minerals in our products benefit armed groups, and our industry’s conflict minerals efforts. Words such as “expects,” “anticipates,” “intends,” “believes” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Report. Additionally, statements concerning future matters that are not historical are forward-looking statements.

Although forward-looking statements in this Report reflect our good faith judgment, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include without limitation the risk that information reported to us by our direct suppliers or industry information used by us may be inaccurate; the risk that processing facilities may not participate in the RMI; Responsible Minerals Initiative, as well as risks discussed under the heading “Risk Factors” in our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K related to, among other things, our dependence on our suppliers and our being subject to government regulations and policies. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Report. Throughout this Report, whenever a reference is made to our website, such reference does not incorporate information from the website by reference into this Report unless specifically identified as such.

1 The LBMA and RJC manage auditing programs for gold refiners

Smelter List for 2018 Reporting Period

Number	Metal	Smelter Name	Smelter Country	Smelter ID
1	Gold	Advanced Chemical Company	United States of America	CID000015
2	Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019
3	Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	CID000035
4	Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041
5	Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil	CID000058
6	Gold	Argor-Heraeus S.A.	Switzerland	CID000077
7	Gold	Asahi Pretec Corp.	Japan	CID000082
8	Gold	Asaka Riken Co., Ltd.	Japan	CID000090
9	Gold	Aurubis AG	Germany	CID000113
10	Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128
11	Gold	Boliden AB	Sweden	CID000157
12	Gold	C. Hafner GmbH + Co. KG	Germany	CID000176
13	Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185
14	Gold	Cendres + Metaux S.A.	Switzerland	CID000189
15	Gold	Chimet S.p.A.	Italy	CID000233
16	Gold	Chugai Mining	Japan	CID000264
17	Gold	Daejin Indus Co., Ltd.	Korea (Republic of)	CID000328
18	Gold	DSC (Do Sung Corporation)	Korea (Replublic of)	CID000359
19	Gold	DODUCO GmbH	Germany	CID000362
20	Gold	Dowa	Japan	CID000401
21	Gold	Eco-System Recycling Co., Ltd.	Japan	CID000425
22	Gold	OJSC Novosibirsk Refinery	Russia	CID000493
23	Gold	HeeSung Metal Ltd.	Korea (Republic of)	CID000689
24	Gold	Heimerle + Meule GmbH	Germany	CID000694
25	Gold	Heraeus Ltd. Hong Kong	China	CID000707
26	Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	CID000711
27	Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801
28	Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807
29	Gold	Istanbul Gold Refinery	Turkey	CID000814
30	Gold	Japan Mint	Japan	CID000823
31	Gold	Jiangxi Copper Co., Ltd.	China	CID000855
32	Gold	Asahi Refining USA Inc.	USA	CID000920
33	Gold	Asahi Refining Canada Ltd.	Canada	CID000924
34	Gold	JSC Uralelectromed	Russia	CID000929
35	Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937
36	Gold	Kazzinc	Kazakhstan	CID000957
37	Gold	Kennecott Utah Copper LLC	USA	CID000969
38	Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981
39	Gold	Kyrgyzaltyn JSC	Kyrgyzstan	CID001029
40	Gold	LS-NIKKO Copper Inc.	Korea	CID001078
41	Gold	Materion	USA	CID001113
42	Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119
43	Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147
44	Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149
45	Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152
46	Gold	Metalor Technologies S.A.	Switzerland	CID001153
47	Gold	Metalor USA Refining Corporation	USA	CID001157
48	Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	Mexico	CID001161

49	Gold	Mitsubishi Materials Corporation	Japan	CID001188
50	Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193
51	Gold	Moscow Special Alloys Processing Plant	Russia	CID001204
52	Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Turkey	CID001220
53	Gold	Nihon Material Co., Ltd.	Japan	CID001259
54	Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325
55	Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	Russian Federations	CID001326
56	Gold	PAMP S.A.	Switzerland	CID001352
57	Gold	Prioksky Plant of Non-Ferrous Metals	Russia	CID001386
58	Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397
59	Gold	PX Précinox S.A.	Switzerland	CID001498
60	Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512
61	Gold	Royal Canadian Mint	Canada	CID001534
62	Gold	Samduck Precious Metals	Korea	CID001555
63	Gold	SEMPSA Joyería Platería S.A.	Spain	CID001585
64	Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622
65	Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736
66	Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	CID001756
67	Gold	Solar Applied Materials Technology Corp.	Taiwan	CID001761
68	Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798
69	Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875
70	Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China	CID001916
71	Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938
72	Gold	Torecom	Korea	CID001955
73	Gold	Umicore Brasil Ltda.	Brazil	CID001977
74	Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980
75	Gold	United Precious Metal Refining, Inc.	USA	CID001993
76	Gold	Valcambi S.A.	Switzerland	CID002003
77	Gold	Western Australian Mint trading as The Perth Mint	Australia	CID002030
78	Gold	Yamamoto Precious Metal Co., Ltd.	Japan	CID002100
79	Gold	Yokohama Metal Co., Ltd.	Japan	CID002129
80	Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224
81	Gold	Zijin Mining Group Co., Ltd. Gold Refinery	China	CID002243
82	Gold	Umicore Precious Metals Thailand	Thailand	CID002314
83	Gold	Geib Refining Corporation	United States of America	CID002459
84	Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509
85	Gold	Republic Metals Corporation	USA	CID002510
86	Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511
87	Gold	Singway Technology Co., Ltd.	Taiwan	CID002516
88	Gold	Al Etihad Gold LLC	UNITED ARAB EMIRATES	CID002560
89	Gold	Emirates Gold DMCC	UAE	CID002561
90	Gold	T.C.A S.p.A	Italy	CID002580
91	Gold	Remondis Argentia B.V.	Netherlands	CID002582
92	Gold	Al Etihad Gold LLC	United Arab Emirates	CID002605
93	Gold	Marsam Metals	Brazil	CID0002606
94	Gold	SAAMP	France	CID002761
95	Gold	L’Orfebre S.A.	Andorra	CID002762
96	Gold	Italpreziosi	Italy	CID002765
97	Gold	SAXONIA Edelmetalle GmbH	Germany	CID002777

98	Gold	WIELAND Edelmetalle GmbH	Germany	CID002778
99	Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Australia	CID002779
100	Gold	AU Traders and Refiners	South Africa	CID002850
101	Gold	Bangalore Refinery	India	CID002863
102	Gold	SungEel HiMetal Co., Ltd.	Korea Republic of	CID002918
103	Gold	Planta Recuperadora de Metales Spa	Chile	CID002919
104	Gold	Safinmet S.P.A.	Italy	CID002973
105	Tantalum	Conghua Tantalum and Niobium Smeltry	China	CID000291
106	Tantalum	Exotech Inc.	USA	CID000456
107	Tantalum	F&X Electro-Materials Ltd.	China	CID000460
108	Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192
109	Tantalum	RFH Tantalum Smeltry Co., Ltd.	China	CID001522
110	Tantalum	Solikamsk Magnesium Works OAO	Russia	CID001769
111	Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969
112	Tantalum	KEMET Blue Powder	USA	CID002568
113	Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228
114	Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China	CID000244
115	Tin	CNMC (Guangxi)PGMA Co., Ltd.	China	CID000278
116	Tin	Alpha	USA	CID000292
117	Tin	CV Gita Pesona	Indonesia	CID000306
118	Tin	PT Aries Kencana Sejahtera	Indonesia	CID000309
119	Tin	CV Serumpun Sebalai	Indonesia	CID000313
120	Tin	CV United Smelting	Indonesia	CID000315
121	Tin	Dowa	Japan	CID000402
122	Tin	EM Vinto	Bolivia	CID000438
123	Tin	Estanho de Rondônia S.A.	Brazil	CID000448
124	Tin	Fenix Metals	Poland	CID000468
125	Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538
126	Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555
127	Tin	Huichang Jinshunda Tin Co., Ltd.	China	CID000760
128	Tin	Gejiu Kai Meng Industry and Trade LLC	China	CID000942
129	Tin	China Tin Group Co., Ltd.	China	CID001070
130	Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105
131	Tin	Metallic Resources, Inc.	USA	CID001142
132	Tin	Mineração Taboca S.A.	Brazil	CID001173
133	Tin	Minsur	Peru	CID001182
134	Tin	Mitsubishi Materials Corporation	Japan	CID001191
135	Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	China	CID001231
136	Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314
137	Tin	Operaciones Metalurgical S.A.	Bolivia	CID001337
138	Tin	PT Artha Cipta Langgeng	Indonesia	CID001399
139	Tin	PT Babel Inti Perkasa	Indonesia	CID001402
140	Tin	PT Bangka Tin Industry	Indonesia	CID001419
141	Tin	PT Belitung Industri Sejahtera	Indonesia	CID001421
142	Tin	PT Bukit Timah	Indonesia	CID001428
143	Tin	PT DS Jaya Abadi	Indonesia	CID001434
144	Tin	PT Eunindo Usaha Mandiri	Indonesia	CID001438
145	Tin	PT Karimun Mining	Indonesia	CID001448
146	Tin	PT Mitra Stania Prima	Indonesia	CID001453
147	Tin	PT Panca Mega Persada	Indonesia	CID001457
148	Tin	PT Prima Timah Utama	Indonesia	CID001458
149	Tin	PT Refined Bangka Tin	Indonesia	CID001460
150	Tin	PT Sariwiguna Binasentosa	Indonesia	CID001463

151	Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468
152	Tin	PT Sumber Jaya Indah	Indonesia	CID001471
153	Tin	PT Timah (Persero) Tbk Kundur	Indonesia	CID001477
154	Tin	PT Timah (Persero) Tbk Mentok	Indonesia	CID001482
155	Tin	PT Tinindo Inter Nusa	Indonesia	CID001490
156	Tin	PT Tommy Utama	Indonesia	CID001493
157	Tin	Rui Da Hung	Taiwan	CID001539
158	Tin	Soft Metais Ltda.	Brazil	CID001758
159	Tin	Thaisarco	Thailand	CID001898
160	Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908
161	Tin	White Solder Metalurgia e Mineração Ltda.	Brazil	CID002036
162	Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158
163	Tin	Yunnan Tin Company Limited	China	CID002180
164	Tin	CV Venus Inti Perkasa	Indonesia	CID002455
165	Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	CID002468
166	Tin	Melt Metais e Ligas S.A.	Brazil	CID002500
167	Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503
168	Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517
169	Tin	PT Inti Stania Prima	Indonesia	CID002530
170	Tin	CV Ayi Jaya	Indonesia	CID002570
171	Tin	CV Dua Sekawan	Indonesia	CID002592
172	Tin	CV Tiga Sekawan	Indonesia	CID002593
173	Tin	Resind Indústria e Comércio Ltda.	Brazil	CID002706
174	Tin	Metallo-Chimique N.V.	Belgium	CID002773
175	Tin	Elmet S.L.U.	Spain	CID002774
176	Tin	PT Bangka Prima Tin	Indonesia	CID002776
177	Tin	PT Sukses Inti Makmur	Indonesia	CID002816
178	Tin	PT Kijang Jaya Mandiri	Indonesia	CID002829
179	Tin	PT Menara Cipta Mulia	Indonesia	CID002835
180	Tin	HuiChang Hill Tin Industry Co., Ltd.	China	CID002844
181	Tin	Gejiu Fengming Metallurgy Chemical Plant	China	CID002848
182	Tin	Guanyang Guida Nonferrous Metal Smelting Plant	China	CID002849
183	Tin	Modeltech Sdn Bhd	Malaysia	CID002858
184	Tin	Gejiu Jinye Mineral Company	China	CID002859
185	Tin	PT Lautan Harmonis Sejatera	Indonesia	CID002870
186	Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116
187	Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190
188	Tin	PT Bangka Serumpun	Indonesia	CID003205